Exhibit 10.10

PCI MEDIA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of PCI Media, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the closing of the initial public offering of the Company’s common stock (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.    Cash Compensation.

a.    Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $30,000 for service on the Board.

b.    Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i)    Chairman of the Board. An Eligible Director serving as Chairman of the Board shall be eligible to receive an additional annual retainer of $30,000 for such service.

(ii)    Lead Independent Director. An Eligible Director serving as Lead Independent Director of the Board shall be eligible to receive an additional annual retainer of $15,000 for such service.

(iii)    Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

(iv)    Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

(v)     Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

c.    Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. Annual cash retainers will not be pro-rated for any partial calendar quarter of service.

2.    Equity Compensation.

a.    General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Notwithstanding any provision to the contrary in this Program or the Equity Plan, the amount of any cash compensation and/or the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted under this Program shall be subject to any limitations imposed under the Equity Plan or any other applicable Company agreement, program, policy or plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.    Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted (i) a Restricted Stock Unit award with a value of $90,000 (the “Initial RSU Award”) and (ii) a Restricted Stock Unit award with a value equal to $90,000, multiplied by a fraction (the “Initial RSU Award Fraction”) the numerator of which is the number of whole months remaining until the next subsequent annual meeting of the Company’s stockholders (“Annual Meeting”) (or, if the date of the next subsequent Annual Meeting is not yet determinable, the number of whole months remaining until the next subsequent [May 1st]) and the denominator of which is 12 (the “Pro-Rated Initial RSU Award” and, together with the “Initial RSU Award,” the “Initial Equity Awards”); provided, that the Initial RSU Fraction shall not exceed one unless otherwise determined by the Board. The number of Restricted Stock Units subject to each Initial Equity Award shall be determined by dividing the value of the Initial Equity Award by the closing price for the Company’s common stock on the applicable grant date. The Initial Equity Awards shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and (x) the Initial RSU Award shall vest as to one-half of the Restricted Stock Units subject to such award on each of the first two anniversaries of such Election Date and (y) the Pro-Rated Initial RSU Award shall vest in full on the calendar day immediately preceding the next subsequent Annual Meeting following the Election Date, in each case, subject to such Eligible Director’s continued service through the applicable vesting date.

c.    Annual Awards. An Eligible Director who is serving on the Board as of the date of the Annual Meeting each calendar year beginning with calendar year 2020 shall be granted, on such annual meeting date, a Restricted Stock Unit award with a value of $90,000 (an “Annual Award”). The number of Restricted Stock Units subject to an Annual Award shall be determined by dividing the value of the Annual Award by the closing price for the Company’s common stock on the applicable grant date. Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

d.    Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Initial Equity Award and Annual Award(s) shall vest in full immediately prior to (i) such Eligible Director’s Termination of Service due to death or Disability (as defined below) or (ii) the occurrence of a Change in Control, in each case, to the extent outstanding at such time. “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

e.    Deferral. The settlement of any Restricted Stock Units granted to an Eligible Director hereunder shall be deferred, in accordance with the Equity Plan and in a manner intended to comply with Internal Revenue Code Section 409A, until the earliest of (i) such Eligible Director’s “separation from service” within the meaning of Section 409A of the Code, (ii) a “change in control event” within the meaning of Section 409A of the Code and (iii) the three-year anniversary of the applicable grant date.

3.    Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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